Exhibit J. Consent of Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of American Growth Cannabis Fund, a series of American Growth Fund, Inc. and to the use of our report dated September 29, 2021 on the financial statements and financial highlights of American Growth Cannabis Fund.   Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders which is included in the Statement of Additional Information.

                                                                                                  Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

November 24, 2021

Statement of Additional Information Page 21